EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4 No. 333-                ) and related Prospectus of Jacobs Engineering Group Inc. and subsidiaries for the registration of 8,000,000 shares of its common stock and to the incorporation by reference therein of our reports dated November 16, 2007, with respect to the consolidated financial statements of Jacobs Engineering Group Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Jacobs Engineering Group Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended September 30, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

December 6, 2007